UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2007

Chaparral Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, Oklahoma	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

The following information is being provided as supplemental information to other information provided in Chaparral Energy, Inc.’s Form 10-K for the year ended December 31, 2006 in connection with the earnings call by Chaparral Energy, Inc. being held on April 4, 2007. Unless the context requires otherwise, references to “we,” “us,” “our,” or “Chaparral” within the context of this Current Report on Form 8-K refer to the consolidated business and operations of Chaparral Energy, Inc. and its subsidiaries.

Use of Non-GAAP Financial Measure (Adjusted EBITDA)

We define Adjusted EBITDA as net income, adjusted to exclude (1) interest and other financing costs, net of capitalized interest, (2) income taxes, (3) depreciation, depletion and amortization, (4) unrealized (gain) loss on ineffective portion of hedges and (5) non-cash change in fair value of derivative instruments.

Our Adjusted EBITDA measure provides additional information which may be used to better understand our operations. Adjusted EBITDA is used as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to net income, as an indicator of our operating performance, as an alternative to cash flows from operating activities, or as a measure of liquidity. Adjusted EBITDA is not defined under generally accepted accounting principles and, accordingly, it may not be a comparable measurement to those used by other companies. The following table provides a reconciliation of net income to Adjusted EBITDA:

	Year ended December 31,
(Dollars in thousands)	2005	2006
Net income	$12,850	$23,806
Interest expense	15,588	45,246
Income tax expense	7,309	14,817
Depreciation, depletion, and amortization	31,423	52,299
Unrealized (gain) loss on ineffective portion of hedges	14,740	(18,761)
Non-cash change in fair value of derivative instruments	—	4,592

Adjusted EBITDA	$81,910	$121,999

Other Information

As disclosed in our Form 10-K for the year ended December 31, 2006, our estimated proved reserves were 969 Bcfe as of December 31, 2006, compared to 618 Bcfe as of December 31, 2005. Our 2006 estimated proved reserves include an estimated 48 Bcfe downward revision to proved reserves previously included in our 2005 property base due to the drop in natural gas prices, which fell from $10.08 at year end 2005 to $5.64 at year end 2006, along with increased oilfield service costs during 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chaparral Energy, Inc.
Date: April 4, 2007	By:	/s/ Joseph O. Evans
Joseph O. Evans Chief Financial Officer and Executive Vice President